FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Reports Results

for the Quarter and Year Ended December 31, 2003

TAMPA, Fla.—(BUSINESS WIRE)—March 29, 2004—Quality Distribution, Inc. (the “Company”) (Nasdaq:QLTY) today reported a net loss per diluted share of $4.95 for the fourth quarter of 2003, compared to a net loss per diluted share of $2.56 for the fourth quarter of 2002. For the year 2003, the Company reported a net loss per diluted share of $12.51, compared to a net loss per diluted share of $16.63 for 2002.

Revenue for the quarter ended December 31, 2003 increased $13.3 million, or 10.5%, to $139.4 million from $126.1 million for the same period in 2002. These increases were largely attributable to increases in demand from existing customers, new business secured in 2003 and the addition of new affiliates joining the Company. During the latter part of 2002 and throughout 2003, a total of ten new affiliates joined the Company providing approximately $6.5 million of incremental transportation revenue in the fourth quarter of 2003 and $18.8 million incremental revenue for the entire year. Fuel surcharge was higher in the fourth quarter of 2003 by $0.8 million as a result of higher fuel prices and volume increases.

Results for the fourth quarter of 2003 include a charge of $59.4 million for the conversion of preferred stock into common stock and a $4.7 million gain on the early extinguishment of debt, both in connection with the Company’s initial public offering and concurrent debt refinancing in November of 2003. The fourth quarter results also include $12.3 million of insurance charges, of which $8.2 million relates to previously disclosed irregularities at Power Purchasing, Inc. (“PPI”), a non-core insurance subsidiary, a $2.3 million charge for pre-merger insurance claims, a $0.7 million restructuring charge to achieve additional cost savings, and a $0.5 million reduction to income tax expense. Results for the fourth quarter of 2002 have been restated to reflect a $0.9 million charge for the irregularities at PPI and also include a $2.3 million charge for pre-merger insurance claims and a $0.8 million restructuring charge.

Operating income (loss) for the quarters ended December 31, 2003 and 2002 was ($5.7) million and $1.9 million, respectively. Operating income (loss) was negatively impacted by the aforementioned items and positively impacted by higher revenue, cost reductions and the impact of several conversions of company terminals to affiliate operations during 2003.

Interest expense was $8.0 million for the quarter ended December 31, 2003 compared to $6.5 million for the same period last year. This $1.5 million increase primarily resulted from the recognition of interest expense on preferred stock beginning in July 2003 in connection with the adoption of SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Debt and Equity.” This preferred stock was converted to common stock on November 13, 2003, and accordingly, interest expense ceased accruing on that date.

Revenue for the year ended December 31, 2003 increased $48.7 million, or 9.4%, to $565.4 million. Fuel surcharge was higher for the entire year of 2003 by $9.6 million as a result of higher fuel prices and volume increases. In addition to the fourth quarter charges outlined above, results for the year ended December 31, 2003 were additionally impacted by $5.7 million of insurance related charges for the first nine months of 2003 relating to irregularities at PPI, and a foreign currency translation loss of $0.9 million. The results for the first nine months of 2002 were restated to reflect a charge of $4.0 million for

PPI irregularities and also were impacted by a refinancing charge of $10.1 million, a write-down of goodwill of $24.0 million and a restructuring charge of $1.0 million.

Operating income for the year ended December 31, 2003 and 2002 was $18.8 million and $22.4 million, respectively. This change was driven by higher revenue and cost reduction initiatives largely implemented at the end of 2002 and the charges and other items mentioned above. For the year ended December 31, 2003, interest expense was $30.0 million, a $4.0 million decline from $34.0 million reported for the prior year. This decrease in interest expense was attributable to reductions in debt, lower interest rates and the amortization of deferred gains on the 2002 debt restructuring, which combined more than offset the recognition of $3.5 million interest on preferred stock in 2003 resulting from the adoption of SFAS No. 150.

The Company remains optimistic regarding the outlook for its business in 2004. It has already added two additional affiliate partners since the beginning of the year. Commenting on the results and outlook, President and Chief Executive Officer Tom Finkbiner said, “We are very pleased with the strong year over year revenue growth in the fourth quarter of 2003 and continue to see these trends carrying into 2004. We are also very encouraged by the number of new affiliates that have joined our ranks in 2003 demonstrating the overall strength of our affiliate model. The efforts we have taken over the past several years have positioned us as a strong and lean competitor, allowing us to take advantage of the significant opportunities in the marketplace. I am very optimistic that Quality Distribution will continue to grow its business and will improve its operating margins during 2004.”

As previously announced, the Company will host an investor conference call for investors to discuss these results today at 4:30 p.m. EST. The dial in number is 800-967-7185 toll free; the pass code is 751642. A replay of the call will be available until April 15, 2004 by dialing 888-203-1112; the pass code is 751642. Copies of this press release and other financial information about the Company may be accessed on the “QDI Main-News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,500 tractors and 8,250 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec based Levy Transport. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include new information or additional issues that may come to the attention of the audit committee and its outside advisors in connection with the PPI irregularities, the final outcome of the state regulatory investigations relating to the insurance irregularities and any other governmental investigations or legal proceedings initiated against the Company and the reaction of the Company’s lenders, investors, drivers and affiliate owner-operators to the insurance irregularities and restatements. Other important factors that may cause actual results to differ materially from the forward-looking statements include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the risk factors disclosed in the Company’s Registration Statement on Form S-1 declared effective on November 6, 2003 and other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Sam Hensley
SeniorVice President and Chief Financial Officer
800-282-2031 ext. 7275

QUALITY DISTRIBUTION, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2003	December 31, 2002
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$955	$661
Accounts receivable, net	74,944	74,423
Inventories	819	898
Prepaid expenses	3,566	5,166
Prepaid tires	7,978	7,894
Other	1,912	1,846

Total current assets	90,174	90,888
Property, plant and equipment, net	137,961	153,561
Goodwill	131,232	130,732
Intangibles, net	1,402	1,585
Other assets	10,922	4,820

Total assets	$371,691	$381,586

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$1,759	$3,251
Accounts payable and accrued expenses	73,230	61,660
Affiliates and independent owner-operators payable	7,319	10,604
Income taxes payable	518	1,569

Total current liabilities	82,826	77,084
Long-term debt, less current maturities	272,750	394,362
Environmental liabilities	19,689	27,324
Other non-current liabilities	13,712	17,656
Deferred tax liability	1,552	1,361

Total liabilities	390,529	517,787
Mandatorily redeemable preferred stock	—	62,675
Minority interest in subsidiary	1,833	1,833
Commitments and contingencies
Stockholders’ deficit	(20,671)	(200,709)

Total liabilities and stockholders’ deficit	$371,691	$381,586

QUALITY DISTRIBUTION, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
				(Restated)
Operating revenues:
Transportation	$119,176	$106,477	$479,719	$441,867
Other service revenues	16,737	16,978	70,110	68,862
Fuel surcharge	3,484	2,650	15,611	6,031

Total operating revenues	139,397	126,105	565,440	516,760
Operating expenses:
Purchased transportation	92,034	74,155	360,303	301,921
Compensation	14,666	15,793	60,588	69,104
Fuel, supplies and maintenance	8,539	11,164	38,312	43,234
Depreciation and amortization	5,765	8,541	28,509	31,823
Selling and administrative	3,066	4,276	12,548	13,575
Insurance claims	15,350	3,971	32,209	18,427
Taxes and licenses	1,014	871	4,267	4,231
Communication and utilities	1,700	1,913	6,925	7,479
Loss on sale of property and equipment	21	399	10	486
CLC expenses	2,250	2,278	2,250	2,278
Restructuring expenses	725	835	725	1,804

Operating (loss) income	(5,733)	1,909	18,794	22,398
Interest expense	7,962	6,452	29,984	33,970
Interest expense, transaction fees	—	—	700	10,077
Interest expense, preferred stock conversion	59,395	—	59,395	—
Foreign currency transaction loss	—	—	937	—
Gain on debt extinguishment	(4,733)	—	(4,733)	—
Other (income) expense	(88)	22	(288)	6

Loss before income taxes	(68,269)	(4,565)	(67,201)	(21,655)
Income tax (benefit) provision	(459)	1,028	(99)	1,443

Net loss from continuing operations	(67,810)	(5,593)	(67,102)	(23,098)
Discontinued operations:
Loss from operations of discontinued division, net of tax	—	—	—	(1,386)
Loss on disposal of discontinued division, net of tax	—	(712)	—	(1,527)

Total loss from discontinued operations	—	(712)	—	(2,913)
Loss before cumulative effect of change in accounting principle	(67,810)	(6,305)	(67,102)	(26,011)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	(23,985)
Net loss	(67,810)	(6,305)	(67,102)	(49,996)
Preferred stock and minority stock dividends	(58)	(2,274)	(4,540)	(6,021)

Net loss attributable to common stockholders	$(67,868)	$(8,579)	$(71,642)	$(56,017)

Per share data:
Basic:
Net loss from continuing operations per common stockholder	$(4.95)	$(2.35)	$(12.51)	$(8.64)
Loss on discontinued operations	—	(0.21)	—	(0.87)
Cumulative effect of change in accounting principle	—	—	—	(7.12)

Net loss per common stockholders	$(4.95)	$(2.56)	$(12.51)	$(16.63)
Diluted:
Net loss from continuing operations per common stockholder	$(4.95)	$(2.35)	$(12.51)	$(8.64)
Loss on discontinued operations	—	(0.21)	—	(0.87)
Cumulative effect of change in accounting principle	—	—	—	(7.12)

Net loss per common stockholders	$(4.95)	$(2.56)	$(12.51)	$(16.63)

Weighted average number of shares – basic	13,700	3,343	5,729	3,369
Weighted average number of shares – diluted	13,700	3,343	5,729	3,369

QUALITY DISTRIBUTION, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Twelve months ended December 31,
	2003	2002
		(Restated)
Cash flows from operating activities:
Net loss	$(67,102)	$(49,996)
Cumulative effect of change in accounting principle	—	23,985
Adjustments for non-cash charges	93,342	55,020
Changes in assets and liabilities	(8,891)	(3,177)

Net cash provided by operating activities	17,349	25,832

Cash flows from investing activities:
Capital expenditures	(14,992)	(15,286)
Proceeds from asset dispositions	2,611	8,117

Net cash used in investing activities	(12,381)	(7,169)

Cash flows from financing activities:
Net payments on the revolver	(3,230)	(4,500)
Issuance of preferred stock	—	10,000
Increase (decrease) in bank overdraft	1	(5,836)
Payment of debt obligations	(373,702)	(12,984)
Proceeds from issuance of stock and long term debt	385,288	—
Financing fees	(12,923)	(5,501)
Other	(167)	(1,177)

Net cash used in financing activities	(4,733)	(19,998)

Net increase (decrease) in cash	235	(1,335)
Effect of exchange rate changes on cash	59	(216)
Cash, beginning of period	661	2,212

Cash, end of period	$955	$661